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                              SUBADVISORY AGREEMENT

              AGREEMENT made this fourth day of April, 2000 by and between The Bank of New York, a New York bank (the "Adviser"), and Estabrook Capital Management Inc., a corporation organized under the laws of Delaware (the "Subadviser").

              1. Duties of Subadviser. The Adviser hereby appoints the Subadviser to act as investment adviser to BNY Hamilton Large Cap Value Fund (the "Series"), a series of BNY Hamilton Funds, Inc., a Maryland corporation (the "Corporation"), for the period and on such terms as are set forth in this Agreement. The Adviser employs the Subadviser to manage the investment and reinvestment of the assets of the Series, to continuously review, supervise and administer the investment program of the Series, to determine in its discretion the securities to be purchased or sold and the portion of the Series' assets to be held uninvested, to provide the Adviser and the Corporation with records concerning the Subadviser's activities which the Corporation is required to maintain, and to render regular reports to the Adviser, the Corporation's officers and Board of Directors concerning the Subadviser's discharge of the foregoing responsibilities. The Subadviser shall discharge the foregoing responsibilities subject to the control of the Adviser and the officers and the Board of Directors of the Corporation, and in compliance with the objectives, policies and limitations set forth in the Corporation's Registration Statement (Nos. 811-6654; 33-47703), including the Series' prospectus and statement of additional information, applicable laws and regulations. In

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carrying out its responsibilities hereunder, the Subadviser will consult with the Adviser on a continuous basis regarding the management of the Series. The Subadviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided therein.

              2. Portfolio Transactions. The Subadviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Series and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. It is also understood that it is desirable for the Series that the Subadviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Series than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities for the Series with such brokers, subject to review by the Directors of the Corporation from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Subadviser in connection with its services to other clients. The Subadviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Series as well as its other customers aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best net price


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and the most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Subadviser will promptly communicate to the Adviser and the officers and Directors of the Corporation such information relating to Series transactions as they may reasonably request.

              3. Compensation of the Subadviser. For the services to be rendered by the Subadviser as provided in Section 1 of this Agreement, the Adviser shall pay to the Subadviser at the end of each month an advisory fee accrued daily and payable monthly based on an annual percentage rate of 0.30% of the Series' average daily net assets. Neither the Corporation nor the Series shall be responsible for any portion of the compensation payable to the Subadviser hereunder.

              In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the month as a percentage of the total number of days in such month.

              4. Reports. The Adviser agrees to furnish to the Subadviser current prospectuses, proxy statements, reports to shareholders, financial statements and such other information relating to the Series as the Subadviser may reasonably request. The



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Subadviser agree to furnish to the Adviser and to the Corporation such information concerning its own affairs as the Adviser or the Corporation may reasonably request, including copies of its Form ADV and any other filings of the Subadviser with the U.S. Securities and Exchange Commission and certified copies of its financial statements.

              5. Status of Subadviser. The services of the Subadviser to the Adviser and the Series are not be deemed exclusive, and the Subadviser shall be free to render similar services to others.

              6. Liability of Subadviser. In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Subadviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Subadviser of its obligations and duties hereunder or (iii) a loss resulting from a breach of fiduciary duty by the Subadviser with respect to the receipt of compensation for its services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940 (the "1940 Act"), the Subadviser shall not be subject to any liability whatsoever to the Adviser or the Series, or to any shareholder of the Series, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Series.

              7. Permissible Interests. Subject to and in accordance with the Articles of Incorporation of the Corporation and applicable law and regulation, Directors, officers,


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agents and shareholders of the Corporation and/or the Adviser are or may be
interested in the Subadviser (or any successor thereof) as Directors, officers, agents, shareholders or otherwise; Directors, officers, agents and shareholders of the Subadviser are or may be interested in the Corporation and/or the Adviser as Directors, officers, shareholders or otherwise; and the Subadviser (or any successor) is or may be interested in the Corporation and/or the Adviser as a shareholder or otherwise; and the effect of any such interrelationships shall be governed by said Articles of Incorporation and the provisions of the 1940 Act.

              8. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue until [June 30, 2001] and thereafter shall continue for periods of one year so long as such continuance is specifically approved at least annually (a) by the Adviser and (b) (1) by the vote of a majority of those members of the Board of Directors of the Corporation who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (2) by the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Series. This Agreement may be terminated by the Adviser or by the Series at any time, without the payment of any penalty (in the case of termination by the Series, by vote of a majority of the entire Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Series), on 60 days' written notice to the Subadviser and, in the case of termination by the Adviser, to the Corporation. This Agreement may be terminated by



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the Subadviser at any time, without the payment of any penalty, upon 60 days'
written notice to the Adviser and the Series. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party and shall be deemed given when received by the addressee.

              As used in this Section 9, the terms "assignment", "interested persons", and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and
Section 2(a)(42) of the 1940 Act.

              9. Amendment of Agreement. This Agreement may be amended by mutual consent of the parties, but the consent of the Corporation must also be obtained, which consent must be approved (a) by vote of majority of those members of the Board of Directors of the Corporation who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Series.

              10. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.



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              11. Applicable Law. This Agreement shall be construed in
accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

              12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.




THE BANK OF NEW YORK                   ESTABROOK CAPITAL MANAGEMENT INC.


By                                     By
   -------------------------------        ------------------------------
   Name:  Kevin J. Bannon              Name:  Charles Foley
   Title: Executive Vice President     Title:  President




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